UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 30, 2010

ALTO GROUP HOLDINGS, INC.
(Exact  Name of Registrant as Specified in Charter)

Nevada	000-53592	27-0686507
(State of Other Jurisdiction	(Commission File	(IRS Employer
Of Incorporation)	Number)	Identification No.)

10757 South River Front Parkway, Ste 125 South Jordan, Utah	84095
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (801) 816-2520

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-k filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement

On September 30, 2010, Alto Group Holdings, Inc. (“FLST” or the “Company”) entered into a Joint Venture Agreement (“Agreement”) with International Capital Partners, LLC, a Delaware limited liability company and Joeseph F. Maida, Inc., a corporation incorporated in Florida ( “IJ”).  The purpose of the Agreement is for the purchase and resale of certain commodity products on terms to be mutually agreed upon by the Parties as set forth in the Agreement.  Both parties shall share the profit realized from this Agreement after netting out any mutually agreed costs and expenses, with FLST receiving 60% and IJ receiving 40%.

Item 5.07 Submission of Matters to a Vote of Security Holders

Effective September 27, 2010, holders of a majority of the voting shares of the Company (collectively, the “Shareholders”) authorized the Company’s board of directors (the “Board”) via written consent to amend and restate the Articles of Incorporation of the Company and provide for the issuance of preferred shares of the Company having such rights, preferences, and privileges as should be determined by the Board in its discretion.  The Shareholders also authorized the Board to conduct a reverse split of the Company’s outstanding shares at a ratio determined by the Board between 2:1 and 200:1.  The authorizations provided by the Shareholders to the Board described herein are valid for a period of sixty days.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

The following document is being filed herewith by the Company as an exhibit to this Current Report on Form 8-K:

10.1 Joint Venture Agreement dated September 30, 2010 between the Registrant, International Capital Partners, LLC, and Joeseph F. Maida, Inc.*

*  Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

    Alto Group Holdings, Inc.

Date:  October 1, 2010                                                                                      /s/ Mark Klok
    Mark Klok
    Chief Executive Officer